Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

CAPITAL ONE AUTO FINANCE TRUST 2007-C

Capital One Auto Finance Trust 2007-C

Capital One Auto Finance, Inc.

c/o 1680 Capital One Drive

McLean, Virginia 22102

In connection with the Annual Report on Form 10-K of Capital One Auto Finance Trust 2007-C for the fiscal year ending December 31, 2007 (the “Report”), the undersigned, a duly authorized officer of Capital One Auto Finance, Inc. (the “Servicer”), does hereby certify and represent that:

1.               A review of the activities and performance of the Servicer under the Sale and Servicing Agreement dated as of October 11, 2007, by and between Capital One Auto Finance Trust 2007-C, as Issuer, Capital One Auto Receivables, LLC, as Seller, Deutsche Bank Trust Company Americas, as Indenture Trustee, and the Servicer (the “Agreement”) during the period that is the subject of the Report has been made under my supervision.

2.               To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 27th day of March, 2008

CAPITAL ONE AUTO FINANCE, INC.

(in its capacity as Servicer as of and for the period ended December 31, 2007)

By:	/s/Sanjiv Yajnik
Name:	Sanjiv Yajnik
Title:	Executive Vice President, Auto Finance